Exhibit 8

ADW Capital Updates Shareholders On Its “No Vote” Campaign Based On The Company’s Recent Announced Strategic Review Process

PR Newswire PR Newswire•May 13, 2019

NEW YORK, May 13, 2019 /PRNewswire/ -- Dear Shareholders of Select Interior Concepts (SIC),

As you may be aware, ADW Capital Management LLC (“ADW”) is the advisor to the entities that own 2,514,900 shares of Select Interior Concepts (the “Company”) representing an interest of roughly 9.73% in the Company.

After reporting respectable financial results on Friday that were met with little fanfare, we were pleased to see this Board and Management act responsibly and engage a highly respected industry advisor to represent the Company on value maximization initiatives. Given the Company’s recent financial performance and recent strategic shift, we are electing to cancel our “no vote” campaign to deny the Company a quorum at its annual meeting on Wednesday. We will still be holding our meeting Tuesday evening to discuss our views on the strategic value of the Company’s assets. We are cautiously optimistic based on the composition of the Strategic Committee that a positive outcome may be achieved based on our incredibly high opinion of the Company’s assets as evidenced in our previous letters.

If you plan on attending the ADW Capital meeting tomorrow, please RSVP by sending an e-mail to jamie@adwcapital.com.

I look forward to seeing you.

Adam D. Wyden

Managing Member of ADW Capital Partners, L.P.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of ADW Capital Partners and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict, and are based upon assumptions as to future events that may not prove to be accurate. Accordingly, readers should not place undue reliance on forward looking information. ADW Capital Partners does not assume any obligation to update any forward-looking statements contained in this press release, except as required by applicable law.